Exhibit 10.21


             Contract Between Biophan Technologies, Inc. (BTI),
                      Xingwu Wang and Nanoset, LLC
           Concerning Nanomagnetic Materials Patent Applications

The patent applications(s) will be assigned to Nanoset, LLC, with the following understandings..

  a) Biophan Technologies, Inc. will pay Howard Greenwald for his time involving this patent application(s); and will pay Dr. Wang. Directly, a one-time licensing fee of S10,008 now and $5,000 more when the patent application(s) issues in exchange for a paid-up royalty fee, exclusive license for medical application(s) for the life of any patent or patents (US and/or foreign) issuing on such patent application(s). Medical uses shall include uses in shielding pacemakers and other medical devices, formulations, pharmaceuticals, composites, prosthetics, etc. used for treating humans or animals in any fashion. Implantable or invasive or external. BTI rights shall include rights of enforcement and sub-licensing in the medical field. BTI shall consult with Howard Greenwald on enforcement strategies and potential downstream prosecution.

  b) BTI will negotiate an R&D contract for consulting services to demonstrate the effectiveness of the technology In an MRI field. Dr. Wang will determine who shall assist him in the project, including use of facilities and students at Alfred. etc. Dr. Wang will bill BTI for his time on this project.

  c} In the event that the shielding shall prove effective for shielding a metal pacemaker lead from MR. energies adequately to enable pacemaker shielding that can be commercially applied, BTI will grant Mr. Wang an option to acquire 25,000 shares of BTI stock at $1 per share.

  d) Rights for use in other non-medical devices (or applications) shall remain with Nanoset (see b).


Michael Weiner                                       2/07/02
CEO                                                    Date
Biophan Technologies, Inc.


Xingwu Wang                                           2/7/02
Individual                                              Date


Howard Greenwald, Esq.                                2/7/02
                                                        Date
Managing Partner
Nanoset, LLC